Exhibit 11

                        CONTINENTAL HOMES HOLDING CORP.
                       COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)


                                                            Years ended May 31,
Fully diluted:                                             1995           1994
                                                         --------       --------
Net income                                               $ 13,821       $ 13,083
Interest expense on convertible
  subordinated notes net of income
  taxes                                                     1,604          1,604
                                                         --------       --------
                                                         $ 15,425       $ 14,687
                                                         ========       ========
Weighted average number of
  shares outstanding                                        6,948          6,203
Conversion of convertible
  subordinated notes (42.55 shares
  per $1,000 principal amount of
  notes)                                                    1,489          1,489
Incremental shares relating to
  stock options exercisable                                    46            105
                                                         --------       --------
Weighted average number of shares
  outstanding assuming full dilution                        8,483          7,797
                                                         ========       ========
Fully diluted net income per share                       $   1.82       $   1.88
                                                         ========       ========